UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 8, 2024
 CONDUENT INCORPORATED
(Exact name of registrant as specified in its charter)

New York	001-37817	81-2983623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive,	Suite 200,
Florham Park,	New Jersey
07932
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (844) 663-2638
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CNDT	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On June 8, 2024, Conduent Incorporated (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Mr. Carl C. Icahn, Icahn Capital LP, and the other parties thereto (collectively, the “Icahn Parties”) pursuant to which the Company agreed to repurchase from the Icahn Parties an aggregate of 38,149,336 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), at a price per Common Share of $3.47, the closing price of a Common Share on the Nasdaq Global Select Market on June 7, 2024, the last full trading day prior to the execution of the Purchase Agreement, for an aggregate repurchase price of approximately $132 million. The repurchase was funded through a combination of cash on hand and a drawdown under the Company’s existing revolving credit facility. Following the repurchase, the Icahn Parties will not beneficially own any Common Shares.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed herewith as exhibit 10.1 and is incorporated herein by reference, as well as the additional disclosures set forth in Items 1.02 and 5.02 of this Current Report on Form 8-K, which information is incorporated by reference into this Item 1.01.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.
On December 31, 2016, the Company entered into a Joinder Agreement to a letter agreement, dated as of January 28, 2016, entered into by Xerox Corporation, the Company’s former parent company, with the Icahn Parties (the “Icahn Agreement”), pursuant to which, among other things, Hunter Gary, Jesse A. Lynn and Steven Miller were appointed to the board of directors of the Company.
Pursuant to the terms of the Purchase Agreement and effective upon the closing of the repurchase, the Company and the Icahn Parties mutually agreed to terminate the Icahn Agreement; provided, however, that the standstill provisions contained in the Icahn Agreement will remain in effect following the closing of the repurchase until the date that is thirty (30) days following the conclusion of the 2026 annual meeting of shareholders of the Company, subject to certain modifications set forth therein.
The foregoing description of the Icahn Agreement as modified by the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement and the Icahn Agreement, a copy of which was filed as exhibit 10.6 to the Amendment No. 1 to Form 10 filed by the Company on August 15, 2016, and each of which is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Concurrent with the closing of the Purchase Agreement, Hunter Gary, Jesse A. Lynn and Steven Miller, who are employed by the Icahn Parties, resigned from the Company’s board of directors (“Board”) and all committees thereof. The resignations did not result from any disagreement with the Company. Effective as of the closing of the Purchase Agreement, Mr. Scott Letier, an independent director, was appointed to the Board’s Audit Committee to fill the vacancy left by Mr. Miller.
Item 7.01. Regulation FD Disclosure.
On June 10, 2024, the Company issued a press release announcing the matters set forth in Items 1.01, 1.02 and 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement dated June 8, 2024, among the Company and the Icahn Parties
99.1	Press Release dated June 10, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.
Date: June 10, 2024

CONDUENT INCORPORATED

By:	/s/ STEPHEN WOOD
Stephen Wood
Executive Vice President and Chief Financial Officer